EXHIBIT 10.19

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

         This Agreement is made and entered into the 12th day of March 1999 (the "Effective Date"), by and between JUSCO CO., LTD. ("JUSCO"), a company incorporated under the laws of Japan with its principal office at 1-5-1, Nakase, Mihama-ku, Chiba-shi, Chiba Ken, 261 Japan and THE SPORTS AUTHORITY, INC. ("TSA"), a corporation organized and existing under the laws of the State of Delaware, United States of America ("U.S.A."), with its principal place of business at 3383 North State Road 7, Fort Lauderdale, Florida 33319, U.S.A.

         WHEREAS, JUSCO and TSA entered into a certain JOINT VENTURE AGREEMENT dated January 19, 1995 (the "JVA") under which they established the Joint Venture Company (as defined below), Mega Sports Co., Ltd., to develop, operate and grow a chain of THE SPORTS AUTHORITY stores in Japan;

         WHEREAS, JUSCO and TSA amended the JVA in certain respects by entering into a certain FIRST AMENDMENT TO JOINT VENTURE AGREEMENT dated September 6, 1996 (the "1JVA"); and

         WHEREAS, JUSCO and TSA desire to restructure their joint venture relationship to adjust for current and future circumstances, and desire by this Agreement to amend and replace in their entireties the JVA and 1JVA;

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree:

                                    SECTION I
                     PURPOSES OF THE JOINT VENTURE; CERTAIN
                           RESTRICTIONS ON THE PARTIES

1.1 TRUST. JUSCO and TSA acknowledge that the strong spirit of affinity, trust and mutual respect between them is a crucial element to the success of their joint venture,


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and believe that such provides a foundation for the start of their business relations as set forth in this Agreement. Accordingly, JUSCO and TSA shall endeavor to make all material decisions with respect to the operation of the Joint Venture Company in the spirit of cooperation and mutual trust.

1.2 CONSTRUCTION. This Agreement replaces in their entireties the JVA and the 1JVA.

1.3 PURPOSE. The purpose of the joint venture is to establish, develop and operate in Japan sporting goods retail stores stocked and designed along the lines of TSA Stores, as defined below. JUSCO and TSA also acknowledge an interest in extending the relationship to other Asian countries, subject to their development, with respect to any such venture, of a mutually acceptable business plan and to the negotiation and execution of a definitive written agreement containing terms and conditions mutually acceptable to JUSCO and TSA. Neither JUSCO nor TSA shall have any obligation of any nature whatsoever with respect to the extension of the relationship beyond Japan unless and until such a definitive agreement is executed by each of them. Notwithstanding the foregoing, to the extent possible and not otherwise prohibited by law or any TSA confidentiality or other agreement, TSA shall notify and consult with JUSCO concerning its intent to expand elsewhere in Asia prior to the time TSA actually selects a joint venture partner or firmly resolves to directly enter the subject Asian country without a partner. Such notice and consultation shall not entitle JUSCO to a right of first refusal to participate in a TSA project elsewhere in Asia.

1.4 STRUCTURE. The joint venture is being carried out by the Joint Venture Company, as defined below, which is incorporated and resident in Japan for tax purposes.

1.5 CERTAIN RESTRICTIONS. JUSCO and TSA acknowledge and agree that, in order to maximize the potential for success of the joint venture, the exchange of confidential and proprietary information with respect to each other's business has been and shall remain essential. JUSCO and TSA further acknowledge that they would not engage in the joint venture unless the restrictions set forth below were agreed to, since such restrictions are essential to preserve and protect the rights of the disclosing party with respect to its confidential and proprietary information. Therefore, during the Term of this Agreement, and for a period of eighteen (18) months following the expiration or termination hereof, unless otherwise agreed in writing by TSA and JUSCO:


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         (a)      SPORTING GOODS STORES.

         (i) JUSCO shall not, and shall cause its Related Companies not, either directly or indirectly as a partner, joint venturer, independent agent, lender or through stock ownership or otherwise, to engage in, be connected with or operate in Japan, the U.S.A. or any other jurisdictions throughout the world, or have a financial interest in any entity or partnership that operates in any such jurisdiction, any Sporting Goods Stores, as defined below.

         (ii) TSA shall not, and shall cause its Related Companies not, either directly or indirectly as a partner, joint venturer, independent agent, lender or through stock ownership or otherwise, to engage in, be connected with or operate in Japan, or have a financial interest in any entity or partnership that operates in Japan, any Sporting Goods Stores, as defined below.

         (iii) The foregoing restrictions shall not apply to Mega Sports Co., Ltd..

         (iv) The eighteen (18) month restriction period specified above shall not apply to such Party if such Party exercises its right to terminate the Agreement under Section 11.2(a), (b) or
                  (c).

         (b) SPORTING GOODS DEPARTMENTS. JUSCO shall not, and shall cause its Related Companies not, either directly or indirectly as a partner, joint venturer, independent agent, lender or through stock ownership or otherwise, to engage in, be connected with or operate Sporting Goods Departments, as defined below, or have a financial interest in any entity or partnership that operates any Sporting Goods Departments, as defined below, within two (2) miles of any TSA Store (i) in Japan or (ii) in any other jurisdictions throughout the world in which TSA and JUSCO have executed a definitive written agreement to operate sporting goods retail stores stocked and designed along the lines of TSA Stores. The foregoing restriction shall apply even if JUSCO or any of its Related Companies is already operating a Sporting Goods Department at such time as a TSA Store begins its operations within two (2) miles of such an existing Sporting Goods Department. The foregoing restrictions shall end upon termination of this Agreement, and the eighteen (18) month restriction period specified above shall not apply to JUSCO if JUSCO exercises its right to terminate the Agreement under
Section 11.2(a) or (b).


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         (c) The foregoing restrictions shall not be deemed to prevent JUSCO and its Related Companies from entering into a relationship with respect to any Sporting Goods Stores if such relationship does not result in an ownership interest and is limited solely to providing banking or related financial services, provided that, as the sole exception to the foregoing ownership interest limitation, if, in connection with providing banking and related financial services, a loan foreclosure leads to an ownership interest, the relevant JUSCO or Related Company shall take all reasonable steps to promptly dispose of such interest.

                                   SECTION II
                              TERMS AND DEFINITIONS

         For the purpose of this Agreement and of the transactions herein contemplated, the following terms have the meaning expressed after each term:

"Affiliate
Company(ies)":             A legal entity or partnership which holds directly or
                           indirectly more than ten percent (10%) of JUSCO or TSA, or of which JUSCO or TSA or any of their Related
                           Companies directly or indirectly own or control more than five percent (5%) and up to and including fifty percent (50%) of the issued share capital or capital stock, in any event not to include the Joint Venture
                           Company. For purposes of this definition, JUSCO, on the one hand, and TSA, on the other, and each of their respective Affiliate Companies shall in no event be deemed to be an Affiliate Company of the other Party or its Affiliate Companies.

"Board": The Board of Directors for the time being of the Joint Venture Company, or of any Subsidiary, as the case may be.

"Closing Date":            The date specified in Section 8.2 hereof for the
                           closing of the transactions contemplated by Section
                           8.1 of this Agreement.


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"Directors":               Directors for the time being of the Joint Venture
                           Company, or of any Subsidiary, as the case may be.

"Joint Venture
 Company":                 The company, Mega Sports Co., Ltd., incorporated as a
                           "kabushiki kaisha" joint stock corporation under the laws of Japan and owned jointly by JUSCO and TSA.

"JUSCO JV
 Shareholder":             JUSCO or any direct or indirect wholly-owned or
                           controlled subsidiary of JUSCO that owns Shares of the Joint Venture Company.

"Operative
 Documents":               This Amended and Restated Joint Venture Agreement,
                           the Amended and Restated TSA Services Agreement, the
                           Amended and Restated JUSCO Services Agreement, the
                           Amended and Restated License Agreement and the
                           Guaranty Agreement.

"Party(ies)":              TSA and JUSCO.

"Related
Company(ies)":             A legal entity which holds directly or indirectly
                           more than fifty percent (50%) of the issued share capital or capital stock of JUSCO or TSA, or of which JUSCO or TSA or their parent companies hold directly or indirectly more than fifty percent (50%) of the issued share capital or capital stock, in any event not to include the Joint Venture Company. An entity shall be deemed to hold shares indirectly if the shares are held by another entity that is majority controlled, either directly or through other majority controlled entities, by such first mentioned entity.
                           "Control," as used herein, refers to actual voting control, whether by ownership of a majority of the voting securities of an entity, by agreement, or otherwise.

"Shares":                  Ordinary shares of /yen/50,000 par value each in the
                           capital of the Joint Venture Company.


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"Sporting Goods
Department"                Any area of more than 18,000 square feet (or
                           approximately 1672 square meters) of total square footage of gross indoor floor space devoted to the sale of sporting goods, including the sale of athletic and active footwear and apparel (i) which may be a single department or the combined space in various noncontiguous departments and (ii) which is located in a store which is not primarily devoted to the sale of a broad assortment of sporting goods, including the sale of athletic and active footwear and apparel.

"Sporting Goods
 Store": Any sporting goods retail outlet (free standing store) consisting of more than 10,000 square feet (or approximately 900 square meters) of gross indoor floor space devoted primarily to the sale of a broad assortment of sporting goods, including the sale of athletic and active footwear and apparel.

"Subsidiary(ies)":         Any company wholly-owned or controlled by the Joint
                           Venture Company.

"TSA JV
 Shareholder":             TSA or any direct or indirect wholly-owned or
                           controlled subsidiary of TSA that owns Shares of the Joint Venture Company.

"TSA Store":               A sporting goods retail outlet consisting of more
                           than 10,000 square feet (or approximately 900 square meters) of gross indoor floor space devoted primarily to the sale of a broad assortment of sporting goods and equipment, athletic and active footwear and apparel operated in accordance with the uniform concept established by TSA, as such may be amended from time to time by TSA.

"/yen/" or "yen":          The lawful currency of Japan.


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"wholly-owned or
controlled
subsidiary":               Any subsidiary of JUSCO or TSA, including a Related
                           Company, which is wholly-owned by JUSCO or TSA, or of which JUSCO or TSA own fifty percent (50%) or more of the issued share capital or capital stock.

                                   SECTION III
        FORMATION AND CAPITALIZATION OF THE JOINT VENTURE; RESTRUCTURING

3.1 INDEPENDENT ENTITIES. It is the intention of JUSCO and TSA that the Joint Venture Company and any Subsidiaries shall be and remain autonomous business organizations independent of the JUSCO JV Shareholder and the TSA JV Shareholder and that the Joint Venture Company and any Subsidiaries shall select their own employees except as otherwise contemplated herein.

3.2 INCORPORATION OF THE JOINT VENTURE COMPANY. The Parties have caused the Joint Venture Company to be incorporated in Japan as a "kabushiki kaisha" joint stock corporation under the Commercial Code of Japan. The registered head office of the Joint Venture Company shall be located in Japan as determined by JUSCO.

3.3 REVISED ARTICLES OF INCORPORATION. The current Articles of Incorporation of the Joint Venture Company are attached as EXHIBIT A. As set forth in Section 8.3, the Parties shall cause the Joint Venture Company to adopt Amended Articles of Incorporation necessary in order to give effect to the changes in the joint venture relationship as required by this Agreement. In the event of any conflict between the Japanese and English language versions of the Articles of Incorporation, original or as amended, the Japanese language version shall govern.

3.4 AUTHORIZED CAPITAL AND CAPITAL CONTRIBUTIONS. As of the Effective Date, the authorized capital of the Joint Venture Company is /yen/1,000,000,000 and the total paid-in capital is /yen/400,000,000. JUSCO and TSA have subscribed for 3,920 and 4,080 Shares at par (respectively). As of the Effective Date, the 3,920 Shares issued to the JUSCO JV Shareholder represent fortynine percent (49%) of the issued share capital of the Joint Venture Company, and the 4,080 Shares issued to the TSA JV Shareholder


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represent fiftyone percent (51%) of the issued share capital of the Joint
Venture Company.

3.5 ADJUSTMENT OF CAPITAL CONTRIBUTIONS, SHARE OWNERSHIP AND SHAREHOLDING RATIOS ON THE CLOSING DATE. On the Closing Date, the following transactions shall take place and the respective shareholder ratios of the JUSCO JV Shareholder and the TSA JV Shareholder shall be adjusted as follows:

         (a) The JUSCO JV Shareholder shall purchase 2,560 Shares at par value from the TSA JV Shareholder ("Purchase Shares") by wire transfer of
(Y)128,000,000 ("Purchase Price") to the TSA JV Shareholder's account per the TSA JV Shareholder's written instructions.

         (b) JUSCO and TSA shall cooperate and cause the Joint Venture Company to accept their respective Share certificate(s), make adjustments to the same, and amend the Joint Venture Company's stock register to reflect the sale and transfer of the Purchase Shares from the TSA JV Shareholder to the JUSCO JV Shareholder. Further, the JUSCO JV Shareholder and the TSA JV Shareholder shall cause the Joint Venture Company to take all actions, adopt any resolutions, execute any documents and do any other things necessary to accomplish, perfect and record the sale and transfer of the Purchase Shares from the TSA JV Shareholder to the JUSCO JV Shareholder.

         (c) Once the sale and transfer of the Purchase Shares from the TSA JV Shareholder to the JUSCO JV Shareholder is completed, the 6,480 Shares issued and registered to the JUSCO JV Shareholder shall represent eightyone percent (81%) of the issued share capital of the Joint Venture Company, and the 1,520 Shares issued and registered to the TSA JV Shareholder shall represent nineteen percent (19%) of the issued share capital of the Joint Venture Company (the "Adjusted Ownership Ratio").

3.6      [Blank]

3.7      FINANCING.

         (a) JUSCO shall assist the Joint Venture Company in securing any needed capital as may be required for its operations and planned growth. If required to do so by


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any creditors of the Joint Venture Company, in addition to its capital contributions otherwise provided for herein, JUSCO shall furnish instruments which provide comfort to creditors of the Joint Venture Company.

         (b) The Parties shall take such steps as are necessary to assure that the Joint Venture Company shall not issue any other Shares, convertible bonds and bonds with warrants or other equity interest in the Joint Venture Company, without first offering such other Shares or securities to each of the JUSCO JV Shareholder and the TSA JV Shareholder in proportion to their shareholding in the Joint Venture Company at the time of issuance so as to enable each Party to maintain its proportional holding (measured in nominal value) of the issued share capital of the Joint Venture Company. New Shares, convertible bonds and bonds with warrants may be issued to those other than the Shareholders if approved by the unanimous affirmative vote of all of the Shares represented at a general meeting of Shareholders at which all of the Shares of the Shareholders are represented in person or by proxy.

         (c) Except as provided in paragraph (d) below, the TSA JV Shareholder shall not be required to furnish instruments which provide comfort to creditors of the Joint Venture Company. If, however the TSA JV Shareholder furnishes any such comfort letters, such actions shall not constitute a waiver of this provision or give rise to any future obligations to provide such instruments.

         (d) If, by the exercise of the Share Purchase Option set forth in
Section 10.3(b), the TSA JV Shareholder's Share ownership ratio becomes equal to thirty percent (30%) of all of the issued and outstanding Shares of the Joint Venture Company, and JUSCO has been required or will be required in the future to provide instruments which provide comfort to creditors of the Joint Venture Company, then notwithstanding paragraphs (a) and (c) above to the contrary, TSA and JUSCO shall provide, in strict accordance with their respective shareholding ratios, instruments which provide comfort to creditors of the Joint Venture Company.

3.8. [BLANK]

3.9. CORPORATE NAME OF THE JOINT VENTURE COMPANY. The corporate name of the Joint Venture Company shall be and remain "Mega Sports Co., Ltd." or such other names as the Parties may agree upon in writing and which may be approved by the relevant Legal

Affairs Bureau in Japan, subject to the terms and conditions of the Amended and Restated License Agreement, as set forth in Section 6.2 hereof. In no event shall the corporate name of the Joint Venture Company include the words "Sports Authority" or "Authority" in English or their Japanese equivalents. Neither the JUSCO JV Shareholder nor any of its Affiliate Companies or Related Companies shall use any trade name of TSA except as provided in the Amended and Restated License Agreement.

                                   SECTION IV
             MANAGEMENT AND OPERATIONS OF THE JOINT VENTURE COMPANY
                                VOTING PROCEDURES

4.1 MANAGEMENT OF THE JOINT VENTURE COMPANY.

         (a) BOARD OF DIRECTORS. As of the Closing Date, the Parties agree that the Board of the Joint Venture Company shall consist of five (5) persons, and may later be increased as agreed by a majority of the Shareholders. Of the initial five (5) member Board, the JUSCO JV Shareholder shall appoint four (4) Directors, and the TSA JV Shareholder shall appoint one (1) Director. As the number of Directors is increased, each of the TSA JV Shareholder and the JUSCO JV Shareholder shall be entitled to appoint additional Directors in accordance with their respective Share ownership ratios at such times. In any event, so long as this Agreement remains in effect, the TSA Joint Venture Shareholder shall be entitled to appoint at least one (1) Director. Each respective JV Shareholder may remove the person or persons so appointed as Directors by it at any time and the other Shareholder agrees to vote in favor of such removal at the Shareholder's meeting where the matter is voted upon. Except for the TSA JV Shareholder's right to remove its appointed Director(s) at its sole discretion, the Director(s) appointed by the TSA JV Shareholder shall not be removed by vote of the Shareholders except for cause consisting of gross misconduct or gross negligence in performing the duties of a Director of the Joint Venture Company. On or before the Closing Date, each of the Parties shall specify the persons to be appointed as the incoming class of Directors of the Joint Venture Company. The Parties shall cause their respective JV Shareholders to elect the Directors in accordance with the provisions of this Section.

         (b) MEETINGS. The Parties shall provide that there shall be at least four (4) meetings per year of the Board of the Joint Venture Company, one (1) of which shall be held in the United States and three (3) in Japan, or at such other locations as may be mutually agreed between the Parties.

Unless otherwise agreed in writing by all Directors in respect of any Board meeting, all Directors shall be given not less than twenty-one (21) days notice of a Board meeting, such notice to be sent to each Director together with an agenda of matters to be discussed or considered at that meeting of the Board.

         (c) APPOINTMENT OF CHAIRMAN AND VICE-CHAIRMAN. The Chairman and Vice-Chairman of the Board shall be appointed by the Board.

4.2 REPRESENTATIVE DIRECTOR. The Company shall have a sole Representative Director, who shall be nominated by JUSCO and appointed by the Board from amongst the Directors appointed by the JUSCO JV Shareholder to the Board. Nothing herein shall require the Board to replace the Representative Director serving as of the Closing Date. The Representative Director shall be the President of the Joint Venture Company. The Representative Director shall have the general overall power to supervise and operate the business and affairs of the Joint Venture Company, in accordance with the Japanese Commercial Code and in accordance with any limitations upon his or her powers which are set by the Board or as otherwise set forth herein.

4.3 MANAGEMENT OF SUBSIDIARIES. The Board of any Subsidiary shall consist of members appointed by the Shareholders in proportion to their then current percentage of Share ownership in the Joint Venture Company, provided that the TSA JV Shareholder shall always have the right to appoint at least one member of each such Subsidiary Board.

4.4      EMPLOYEES ASSIGNED TO THE JOINT VENTURE COMPANY.

         (a) The Representative Director will have sole authority to hire or replace persons to serve in any needed position in the Joint Venture Company with JUSCO being entitled to recommend persons for given positions.

         (b) In addition, experts whose services will not be required by the Joint Venture Company on a full-time basis, such as distribution center experts, or systems, real estate and construction supervision experts, may be assigned by JUSCO and/or TSA, as the case may be, at the request and approval of the Representative Director, to provide services to the Joint Venture Company on a part-time or temporary assignment basis.

         (c) The cost of all employees assigned by TSA or JUSCO to provide services to the Joint Venture Company shall be reimbursed to the assigning party under the Amended and Restated TSA Service Agreement or the Amended and Restated JUSCO Service Agreement, as referenced in Section VI hereof.

4.5 TRANSACTIONS WITH JUSCO OR TSA; INSURANCE.

         (a) The Parties agree that the Joint Venture Company and any Subsidiaries shall be operated as independent businesses and that, in addition to the voting requirements in Sections 4.6(d) and 4.8, any transaction between or among the Joint Venture Company or any Subsidiary, on the one hand, and JUSCO or TSA or any of their Affiliate Companies or Related Companies, on the other hand, shall be on an arms-length basis. Any sales or purchases of materials, products or services, or leases to or from the Joint Venture Company or any Subsidiary by JUSCO or TSA or any of their Affiliate Companies or Related Companies shall be competitive with alternative sources of equivalent materials, products or services, or leases, in terms of price, design, performance, quality, technology, delivery and other material terms.

To the extent that services, goods, facilities or leases are provided to the Joint Venture Company and/or its Subsidiaries by TSA or JUSCO or any of their Related Companies (a "Provider"), the Joint Venture Company (or any Subsidiary purchasing such goods, services or facilities) shall pay for such goods, services, facilities or leases as agreed between the Joint Venture Company or Subsidiary and the Provider. Except as otherwise agreed upon in a written document signed by the Provider, the Joint Venture Company shall defend, indemnify and hold harmless the Provider and its officers, directors and employees from and against any claim, damage, loss, cost, expense (including reasonable attorneys fees) or penalty, or any action therefor, arising out of or in connection with any such services, goods, facilities or leases.

As a condition to the exercise of its right of indemnification, a Provider must assign to the Joint Venture Company, upon request, any rights that it may have against its supplier and/or any other third party relating to the occurrence that gave rise to the indemnification obligation of the Joint Venture Company.

         (b) The Joint Venture Company and its Subsidiaries shall maintain at all times during the term of this Agreement an amount of coverage consistent with good business practices in Japan for comprehensive general liability insurance, including products and completed operations and contractual liability coverage, naming TSA and JUSCO and their respective Related Companies as additional insureds. Each policy of insurance purchased by the Joint Venture Company and its Subsidiaries pursuant to the preceding sentence shall (i) be placed with a reputable insurance company acceptable to the Board, (ii) either have a self-insurance retention or a deductible in amounts consistent with good business practices in Japan as such amount may be modified by the Board, and
(iii) contain other terms acceptable to the Board.

4.6 ACTION BY SHAREHOLDERS.

         (a) Any action of the Joint Venture Company or any Subsidiary with respect to any decision or process requiring a resolution by shareholders under Japanese law or hereunder shall be decided by resolution resulting from an affirmative vote of more than fifty percent (50%) of Shares represented at a Shareholders meeting unless otherwise specified by Japanese law or herein.

         (b) At all Shareholders meetings, more than fifty percent (50%) of the issued and outstanding share capital of the Joint Venture Company or Subsidiary (as the case may be) must be represented in person or by proxy. Proper notification of each Shareholders meeting shall be provided to the Shareholders, in accordance with the Articles of Incorporation.

         (c) Notwithstanding paragraph (a) above, certain actions specified under the Japanese Commercial Code shall require a "special resolution" which shall be adopted by the affirmative vote of at least two-thirds of the Shares represented at a general meeting of Shareholders.

         (d) Notwithstanding paragraphs (a) and (c) above, for the following actions of the Joint Venture Company or any Subsidiary, approval and adoption of the subject resolution shall require the unanimous affirmative vote of all of the Shares represented at a general meeting of Shareholders at which all of the Shares of the TSA JV Shareholder are represented in person or by proxy:

         (i) Any resolution to amend the Articles of Incorporation to modify Article 1 ("Corporate Name"), Article 2 ("Objects and Purpose"), Article 5 ("Total Number of Shares to be Issued...Kind and Par Value of Each Share"), Article 8 ("Restriction on Transfer of Shares"), Article 10 ("Preemptive Right to New Shares, Convertible Bonds and Bonds with Warrants"), or Article 13 ("Resolutions").

         (ii) Any resolution to remove, absent cause consisting of gross misconduct or gross negligence, the Director appointed by the TSA JV Shareholder;

         (iii) Any resolution approving the transfer of the entire business of the Joint Venture Company, or greater than a fifty percent (50%) portion thereof;

         (iv) Any resolution approving the transfer of all or greater than fifty percent (50%) of the assets of the Joint Venture Company;

         (v) Any resolution approving the amalgamation or merger of the Joint Venture Company;

         (vi) Any resolution approving the reduction of paid in capital including the manner in which the reduction is carried out;

         (vii)    Any resolution concerning dissolution of the Joint Venture
                  Company;

         (viii) Any resolution approving the issuance of new Shares at favorable prices to persons other than the TSA JV Shareholder or the JUSCO JV Shareholder, or which does not afford the TSA JV Shareholder the right to purchase such Shares in proportion to its Share ownership ratio; and

         (ix) To the extent that any such transaction does not offer equivalent treatment to both the TSA JV Shareholder and the JUSCO JV Shareholder in proportion to their Share ownership ratios, any issuance of preferred stock or options or warrants with respect thereto or securities convertible into preferred stock, or any split, combination or reclassification, or redemption or purchase by the Joint Venture Company, of Shares or other securities (including options and warrants).

If any of the foregoing resolutions cannot be decided upon by the necessary unanimous vote at a particular Shareholders meeting, the determination of such matter shall be postponed to a Shareholder meeting to be held within sixty (60) calendar days of the first meeting, provided that, if time is of the essence for resolving the matter in question, such as if the matter will be rendered moot unless a prompt decision is made, the second Shareholder meeting shall be held as soon after the first Shareholder meeting as is necessary and appropriate under the circumstances. Between the first and second such Shareholder meetings, the Parties shall revisit the matter in question and may express their views to each other, orally and in writing, on such matter. At the second Shareholder meeting, if such matter once again fails to be decided upon by the necessary unanimous vote, then upon the written request of either the JUSCO JV Shareholder or the TSA JV Shareholder, the matter shall be submitted to a decision of the Chief Executive Officers of the Shareholders, who shall attempt to resolve the matter in an expeditious manner.

Such resolution, if any, must occur within ninety (90) calendar days of the date the written request for resolution was submitted by one of the Shareholders, provided, that, if time is of the essence for resolving the matter in question, such as if the matter will be rendered moot unless a prompt decision is made, the Chief Executive Officers shall resolve the matter as soon as is necessary and appropriate under the circumstances. If resolution does not occur within ninety (90) calendar days of the date the written request for resolution was submitted by one of the Shareholders, or within such shorter period of time as is necessary and appropriate under the circumstances such that the matter in question is not rendered moot, then the matter in question shall not be approved and the Parties shall be free to pursue other courses of action, which may include but not be limited to initiating a transfer of a Party's Shares as provided in Section 10.6.

4.7 ACTIONS BY BOARD OF DIRECTORS. In the event any action by the Board of the Joint Venture Company or any Subsidiary with respect to any decision or process shall be required by Japanese law or specified herein as an action to be decided by the Board, except as provided in Section 4.12(c), and except as defined and modified in Section 4.8 (governing Category A Actions), such action shall require the affirmative votes of a majority of the Board adopted at a Board meeting in which a quorum is in effect.

4.8 ACTIONS BY BOARD OF DIRECTORS FOR CATEGORY A ACTIONS. Action by the Board of the Joint Venture Company or any Subsidiary with respect to the following decisions or processes (herein referred to as "Category A Actions") shall require approval by unanimous vote of all Directors in attendance of a duly notified meeting where there is a quorum as defined in Section 4.12.

         (a) the sale or other disposition of any of the assets of the Joint Venture Company having a fair market value of greater than fifty percent (50%) of the total assets of the Joint Venture Company;

         (b) any transfer of the Shares of the Joint Venture Company except to a wholly-owned or controlled subsidiary of TSA or JUSCO;

         (c) [BLANK]; and

         (d) any transaction or series of related transactions, excluding real estate leases, involving more than (Y)100,000,000 between the Joint Venture Company and or any Subsidiary on the one hand, and TSA or JUSCO or any of their Related Companies, on the other hand, provided that approval of any transaction described in this item (d) shall not be unreasonably withheld.

The Directors appointed by the JUSCO JV Shareholder and the TSA JV Shareholder shall attempt to arrive at a consensus on such Category A Actions. However, in the event of a failure to obtain an affirmative unanimous vote of all Directors in attendance of a duly notified meeting where there is a quorum as defined in
Section 4.12 with respect to a Category A Action, or if a quorum is not present, then such matter shall be postponed to a Board meeting to be held within sixty
(60) calendar days of the first meeting, provided that, if time is of the essence for resolving the matter in question, such as if the matter will be rendered moot unless a prompt decision is made, the second Board meeting shall be held as soon after the first Board meeting as is necessary and appropriate under the circumstances. Between the first and second such Board meetings, the Directors shall revisit the matter in question and may express their views to each other, orally and in writing, on such matter. At the second Board meeting, if such matter once again fails to be decided upon by the necessary unanimous vote, or if a quorum is not present as set forth in Section 4.12, then upon the written request of either the JUSCO JV Shareholder or the TSA JV Shareholder, any such matter shall be submitted to a decision of the Chief Executive Officers of the Shareholders, who shall attempt to resolve the matter in an expeditious manner.

Such resolution, if any, must occur within ninety (90) calendar days of the date the written request for resolution was submitted by one of the Shareholders, provided, that, if time is of the essence for resolving the matter in question, such as if the matter will be rendered moot unless a prompt decision is made, the Chief Executive Officers shall resolve the matter as soon as is necessary and appropriate under the circumstances. If resolution does not occur within ninety (90) calendar days of the date the written request for resolution was submitted by one of the Shareholders, or within such shorter period of time as is necessary and appropriate under the circumstances such that the matter in question is not rendered moot, then the matter in question shall not be approved and the Parties shall be free to pursue other courses of action, which may include but not be limited to initiating a transfer of a Party's Shares as provided in Section 10.6.

4.9 To the extent under Japanese law that any Category A Action under Section
4.8 is deemed to be a matter of decision of Shareholders and not the Board, such action shall be decided as if it were a Shareholders action under Section 4.6(d). Conversely, to the extent any Shareholder action under Section 4.6(d) is deemed to be a matter of decision for the Board and not Shareholders, such action shall be decided as if it were a Category A Action under Section 4.8.

4.10 ADDITIONAL MATTERS TO BE NOTIFIED TO THE BOARD OF DIRECTORS. The following additional matters shall not be actions decided by the Board and are among those matters to be solely within the discretion of the Representative Director, provided however, that the Board shall be notified of actions taken with respect to such matters prior to or within a reasonable time after the actions are taken by the Representative Director:

         (a) the appointment and removal of, and the compensation and benefits packages for all management other than the Representative Director in his role as President;

         (b) the adoption, amendment or termination of any collective bargaining agreement, employee compensation and benefit plans or other material personnel practices or policies of the Joint Venture Company and Subsidiaries; and

         (c) the adoption of or change in any major policy of the Joint Venture Company or a Subsidiary relating to merchandising or store operations for the TSA Stores.

If any of the foregoing matters are matters which require Board action under Japanese law, such action shall be taken in accordance with Section 4.7.

4.11 ACTIONS PERMITTING IMPLEMENTATION OF MATTERS DECIDED PURSUANT TO PROCEDURES SET FORTH IN SECTIONS 4.6, 4.7 AND 4.8. Each Party agrees with respect to the Joint Venture Company and any Subsidiaries to take all such other actions, and to cause its respective JV Shareholder and the members of the Board that it appoints to take all such other actions, as may be requested by the other Party to permit the implementation of matters decided pursuant to the procedures set forth in Sections 4.6, 4.7 and 4.8, including, but not limited to, the adoption of any amendment to the Articles of Incorporation of the Joint Venture Company or any Subsidiary if any such amendment is necessary for such purpose.

4.12 QUORUM FOR BOARD MEETINGS.

         (a) For there to be a quorum at a Board meeting, all Directors must be duly notified, and except as provided in paragraphs (b) and (c) below more than fifty percent (50%) of the Directors in office must be present.

         (b) Notwithstanding paragraph (a) above, for all Board meetings where any Category A Action is considered, at least one (1) Director appointed by the TSA JV Shareholder must be present. No Category A Actions may be brought before the Board and approved without the presence of at least one (1) Director appointed by the TSA JV

Shareholder. The Parties agree that with regard to any resolution concerning any Category A Action that is not adopted in conformance with Sections 4.8 and 4.12(b), the Parties shall cause such resolution to rescinded and canceled, and shall cause the Board to reconsider such matter at a meeting in conformance with
Section 4.12(b).

         (c) Notwithstanding paragraph (a) and (b) above, with respect to any resolution relating to the commencement, conduct of the defense or settlement of any litigation between the Joint Venture Company or any Subsidiary and: (i) TSA,
(A) the vote of a Director appointed by the TSA JV Shareholder shall not be required for approval, (B) the Directors appointed by the TSA JV Shareholder shall abstain, and (C) the affirmative vote of a majority of the Directors appointed by the JUSCO JV Shareholder shall be sufficient for approval; (ii) JUSCO, (A) the vote of a Director appointed by the JUSCO JV Shareholder shall not be required for approval, (B) the Directors appointed by the JUSCO JV Shareholder shall abstain, and (C) the affirmative vote of the Director appointed by the TSA JV Shareholder shall be sufficient for approval.

                                    SECTION V
                                     [Blank]

                                   SECTION VI
                         SERVICES AND LICENSE AGREEMENTS

6.1 GENERAL PROVISIONS. TSA and JUSCO shall render certain services to the Joint Venture Company, and TSA shall license certain rights to the Joint Venture Company, pursuant to the agreements referred to in this Section VI.

6.2 AMENDED AND RESTATED LICENSE AGREEMENT. Attached hereto as EXHIBIT B, which the Parties shall cause the Joint Venture Company to execute on or before the Closing Date, is the form of the agreement pursuant to which TSA and The Sports Authority Michigan, Inc., a wholly-owned subsidiary of TSA, shall license trademarks, trade names, technology and technical data to the Joint Venture Company.

6.3 SERVICES AGREEMENTS. Attached hereto as EXHIBITS C and D, each of which the Parties shall cause the Joint Venture Company to execute on or before the Closing Date, are the forms of agreements pursuant to which TSA and JUSCO, respectively, shall provide services to the Joint Venture Company.

6.4 GUARANTY AGREEMENT. Attached hereto as EXHIBIT E, which the Parties shall execute on or before the Closing Date, is the agreement by which JUSCO guarantees performance by the Joint Venture Company of its financial obligations to both TSA and The Sports Authority Michigan, Inc. under the Amended and Restated License Agreement.

                                   SECTION VII
                         CONDITIONS PRECEDENT TO CLOSING

7.1 CONDITIONS. The Obligations of each of the Parties under this Agreement to consummate the closing shall be subject to the fulfillment, at or prior to the closing, of all of the following conditions:

         (a) JAPAN GOVERNMENTAL APPROVALS. Obtaining from the relevant governmental authorities of Japan all required approvals, consents or waivers as are necessary or deemed advisable and acceptable to the Parties to consummate the transactions contemplated under the Operative Documents (which shall be the responsibility of JUSCO, in accordance with TSA's review and prior written approval of the steps to be taken by JUSCO to obtain each such required approval, consent or waiver), and the Fair Trade Commission of Japan shall not make or threaten to make any objection to any provision of any transaction so contemplated.

         (b) OPERATIVE DOCUMENTS. Execution and delivery of the Operative Documents as provided herein.

7.2 NOTIFICATION OF FULFILLMENT OF CONDITIONS. Each of the Parties shall promptly notify each other as soon as each Party has determined that the conditions precedent specified in Section 7.1 have been fulfilled to its satisfaction.

                                  SECTION VIII
                                     CLOSING

8.1 PURCHASE OF SHARES. At the Closing, (i) JUSCO shall cause the JUSCO JV Shareholder to pay, by wire transfer of immediately available funds to the account specified by TSA, an amount equal to the Purchase Price for the Purchase Shares, (ii) the Parties shall cause their respective JV Shareholders to deliver the certificates representing their respective Shares to the Joint Venture Company for cancellation, (iii) the Parties shall cause the Joint Venture Company to record in its stock register the transfer of the Purchase Shares to the JUSCO JV Shareholder, and (iv) the Parties shall cause the Joint Venture Company to deliver to each JV Shareholder one or more new stock certificates properly endorsed to the respective JV Shareholders in accordance with the Adjusted Ownership Ratio as set forth in Section 3.5 (c).

8.2 CLOSING. Subject to the terms and conditions stated herein, the Closing hereunder shall take place on March 26, 1999, or such later date mutually agreed by the Parties (the "Closing Date"), at such location in Japan and at such time as agreed by the Parties hereto prior to the Closing Date.

8.3 GENERAL MEETING. As soon as possible following the Effective Date, but in any event no later than the Closing Date, a general meeting of the Joint Venture Company shall be held, to be attended by the TSA JV Shareholder and JUSCO JV Shareholder (the "General Meeting"), at which the following matters shall be resolved:

         (a) Approval of the Amended Articles of Incorporation as required by the transactions contemplated herein;

         (b) Election of Directors and/or Statutory Auditors in accordance with Sections 4.1 (a) and 9.2 of this Agreement; and

         (c) Approval of any other matters set forth in Section 3.5 hereof.

8.4 FIRST MEETING OF NEW BOARD. Immediately following the General Meeting, the first meeting of the new Board shall be held, at which the following matters shall be resolved:

         (a) Approval and authorization of the transfer of the Purchase Shares from the JUSCO JV Shareholder to the TSA JV Shareholder;

         (b) Approval and authorization of the execution by the Joint Venture Company of the agreements referred to in Section VI of this Agreement; and

         (c) Approval of any other matters referred to in Section 3.5 hereof.

8.5 FOLLOWING FIRST NEW BOARD MEETING. As of the Closing Date, the Joint Venture Company shall:

         (a) Issue revised Share certificates to the TSA JV Shareholder and the JUSCO JV Shareholder, respectively, representing the Shares subscribed to by each of them and complete the registration of Shareholders in the Joint Venture Company's register of Shareholders; and

         (b) Execute the agreements referred to in Section VI of this Agreement to which it is a party.

                                   SECTION IX
                           ACCOUNTING MATTERS/AUDITOR

9.1 FISCAL YEAR. The fiscal year of the Joint Venture Company and any Subsidiary shall end on January 31 each year.

9.2 STATUTORY AUDITOR. The Joint Venture Company shall have one (1) statutory auditor appointed by the JUSCO JV Shareholder. If the paid-in capital of the Joint Venture Company is increased to (Y)500,000,000 or more or total liabilities equal or exceed (Y)20,000,000,000, requiring at least three (3) statutory auditors, then the Board shall nominate and appoint a second and third statutory auditor. The Parties agree to cause their Shares to be voted to elect as the auditors the persons so nominated.

9.3 RIGHT OF INSPECTION. The accounting books, records and accounts of the Joint Venture Company and each Subsidiary shall at all times be open to inspection by duly authorized representatives of JUSCO and TSA during regular business hours. The objective of the Parties in any inspection shall be the evaluation of their investment and not the retrieval of information to assist such Party in its own retailing and other business operations.

9.4 BOOKS AND RECORDS. The accounting books, records and accounts of the Joint Venture Company and any Subsidiary shall be kept in accordance with generally accepted accounting principles and practices in Japan and audited by the Joint Venture Company's external auditor at the expense of the appropriate Joint Venture Company or Subsidiary, as applicable. The frequency and extent of such audits, in addition to any statutory requirements, shall be determined by the Board of the Joint Venture Company. The Parties agree to nominate and approve Tomatsu or another mutually acceptable firm as the external auditor.

                                    SECTION X
                        RESTRICTION ON TRANSFER OF SHARES

10.1 GENERAL RESTRICTION. JUSCO shall not permit the JUSCO JV Shareholder, and TSA shall not permit the TSA JV Shareholder (the JUSCO JV Shareholder and the TSA JV Shareholder collectively referred to herein as the "Shareholders" and individually as a "Shareholder") except with the prior written consent of the other Shareholder, to directly or indirectly sell, assign, give or otherwise dispose of, or pledge or encumber, any interest in all or any portion of Shares owned by it in any manner except (i) as provided in Section 10.3, or (ii) subsequent to the third anniversary of the Closing Date of this Agreement, in accordance with Section 10.6.

10.2 SHARES COVERED BY AGREEMENT. This Agreement shall be applicable to all Shares held by a Shareholder, whether now owned or hereafter acquired by whatever means, including, but not limited to, Shares acquired by purchase, Share dividend or received as a replacement for or in addition to the above-described Shares through any recapitalization or reorganization of the Joint Venture Company.

10.3 TRANSFERS TO WHOLLY-OWNED OR CONTROLLED SUBSIDIARIES; TSA OPTION TO PURCHASE SHARES FROM JUSCO.

         (a) Notwithstanding anything in this Agreement to the contrary,

         (i) the TSA JV Shareholder may, from time to time, transfer all (but not less than all) of its Shares to any direct or indirect wholly-owned or controlled subsidiary of TSA, and

         (ii) the JUSCO JV Shareholder may, from time to time, transfer all (but not less than all) of its Shares to any direct or indirect wholly-owned or controlled subsidiary of JUSCO (each of the foregoing transfers in this paragraph is hereinafter referred to as a "Permitted Transfer" and each wholly-owned or controlled subsidiary referred to as a "Transferee");

         (iii)    provided, however, that:

                  (A) any such Transferee shall continue to be a direct or indirect wholly-owned or controlled subsidiary of TSA or Jusco, as the case may be,

                  (B) all of the aforementioned Transferees shall be bound by all of the terms and conditions of this Agreement in the same manner as is applicable to its transferor-Shareholder hereunder,

                  (C) JUSCO or TSA, as the case may be, shall continue to be bound by all of the terms and conditions of this Agreement,

                  (D) the Shareholder effecting a Permitted Transfer shall provide notice of such Transfer to the other Shareholder within ten (10) days following such Permitted Transfer, together with a written acknowledgment from its Transferee that it is bound by the terms hereof, and

                  (E) if any Transferee subsequently ceases to be a direct or indirect wholly-owned or controlled subsidiary of TSA or JUSCO, as the case may be, TSA or JUSCO, as the case may be, shall cause such Shares to be transferred back to TSA or JUSCO or to any other direct or indirect wholly-owned or controlled subsidiary of TSA or JUSCO prior to the Transferee ceasing to be a direct or indirect wholly-owned or controlled subsidiary of TSA or JUSCO.

         (b) JUSCO JV Shareholder grants to TSA JV Shareholder the right ("Purchase Option") to purchase at any time and from time to time, but not more than twice in a calendar year, a portion of the JUSCO JV Shareholder's Shares ("Option Shares");

         (i) provided that:

                  (A) in no event may the TSA JV Shareholder exercise the Purchase Option to purchase Option Shares to the extent that the TSA JV Shareholder's Shares would exceed thirty percent (30%) of the total issued and outstanding Shares, and

                  (B) in any event, the Purchase Option shall expire at such time as the TSA JV Shareholder's Shares equal thirty percent (30%) of the total issued and outstanding Shares, or at such time as the Joint Venture Company becomes a publicly owned and traded company, whichever is earlier, provided, however, that expiration due to the latter cause is subject to the TSA JV Shareholder having received notice of the Joint Venture Company going public at least 120 days prior to the closing date of such transaction.

         (ii) To exercise the Purchase Option, the TSA JV Shareholder shall in each instance deliver to the Jusco JV Shareholder written notice (a "Purchase Notice") at least fifteen (15) days prior to the requested date of purchase (in each case, an "Option Closing Date") setting forth the number of Shares to be purchased by the TSA JV Shareholder.

         (iii) The purchase price ("Option Price") for the Option Shares to be purchased on a particular Option Closing Date shall be:

                  (A) during the first three (3) years following the Closing Date, the par value of the Option Shares to be purchased plus an amount equal to five percent (5%) per annum, compounded semiannually, of such par value, calculated for the period from the Closing Date to the Option Closing Date, using a 360 day year, or

                  (B) at any time following the third anniversary of the Closing Date, the Fair Market Value of such Option Shares to be purchased, calculated in accordance with an Appraisal as set forth in Section 11.5 below.

         (iv) On the closing Date, the TSA JV Shareholder shall deliver the Option Price to the JUSCO JV Shareholder's bank account by wire transfer according to the JUSCO JV Shareholder's instructions, and JUSCO and TSA shall cause the Joint Venture Company to issue revised Share certificates to the TSA JV Shareholder and the JUSCO JV Shareholder, respectively, representing the Shares subscribed to by each of them as of the Option Closing Date and complete the registration of Shareholders in the Joint Venture Company's register of Shareholders.

10.4 IMPERMISSIBLE TRANSFERS VOID. Any attempted sale, pledge, transfer, encumbrance or disposition of Shares made in violation of this Agreement shall be null and void. The Transferee of such Shares shall not be entitled to be registered as a member of the Joint Venture Company and shall not be entitled to vote such Shares or receive dividends thereon. The Parties agree to cause the Joint Venture Company to take any actions necessary to give effect to this provision.

10.5 LEGEND ON SHARES. An appropriate legend shall be placed on all certificates representing Shares to the effect that the unanimous approval of the Board is required for any Share transfer except a Share transfer to wholly owned or controlled subsidiaries and that any transfer to a third party is subject to the right of first refusal contained in this Agreement.

10.6 PROVISIONS RELATING TO TRANSFERS TO PERSONS OR ENTITIES OTHER THAN TO WHOLLY-OWNED OR CONTROLLED SUBSIDIARIES.

         (a) GENERAL. Subsequent to the third anniversary of the Closing Date, a Shareholder may transfer all (but not less than all, unless pursuant to a mutually agreed sale by one Party to the other) of the Shares owned by it in accordance with this Section 10.6.

         (b) NEGOTIATIONS; NOTICE OF PROPOSED SALE. A Shareholder (the "TRANSFERRING SHAREHOLDER") who desires to effect a direct or indirect sale of all (but not less than all, unless pursuant to a mutually agreed sale by one Party to the other) of the Shares owned by it other than a Permitted Transfer shall first give written notice to the other Shareholder of its intentions, and negotiate in good faith with the other Shareholder with respect to a sale of its Shares to the other Shareholder. If a written definitive agreement with respect to such a sale is not reached within sixty (60) days after the date on which notice is given by the Transferring Shareholder, the Transferring Shareholder may negotiate with third parties with respect to the sale of all of its Shares solely for cash payable in full at the completion of such sale, subject to the right of first refusal of the other Shareholder set forth below. If the Transferring Shareholder receives a bona fide written offer from a third party to purchase its Shares solely for cash payable in full at the closing of such sale, the Transferring Shareholder shall serve notice (the "Transfer Notice") on the other Shareholder, which Transfer Notice shall include the following:

         (i) The Transfer Notice shall state that the Transferring Shareholder has received a bona fide all cash (payable in full at the closing) written offer to purchase all of its Shares from a financially responsible third party, the purchase price of the Shares and any additional material terms or conditions of such offer (E.G. indemnification provisions), the name and address of the prospective purchaser (the "Third Party"), relevant financial statements of the Third Party and such other information as to the identity and the business of the Third Party so as to enable the other Shareholder to make an informed decision with respect to the exercise of its rights under this Section 10.6.

         (c)      OPTION TO PURCHASE SHARES.

         (i) Upon receipt of the Transfer Notice, the other Shareholder shall have the option to purchase all, but not less than all (unless pursuant to a mutually agreed sale by one Party to the other), of the Shares owned by the Transferring Shareholder. The other Shareholder may purchase such Shares at the price described in the Transfer Notice, which price shall be payable in full at the closing in immediately available and freely transferable funds, and in accordance with any other material terms or conditions described in the Transfer Notice.

         (ii) If the other Shareholder elects to exercise its option to purchase the Shares, it shall do so by notifying the Transferring Shareholder of such election within thirty (30) days after receipt of the Transfer Notice from such Shareholder. After such thirty (30) day period, the other Shareholder's option shall expire.

         (iii) In the event of any purchase and sale of Shares pursuant to this paragraph (c), the closing of such purchase and sale shall be held within ninety (90) days after the date on which notice of exercise of an option is given by the other Shareholder to the Transferring Shareholder.

         (d) LAPSE OF OPTIONS. If the option specified in Section 10.6(c) shall expire without exercise thereof, the Transferring Shareholder shall be entitled to make the proposed sale of its Shares to the Third Party at the price (which shall be payable in full in cash at the closing of such transfer) and in accordance with any other material terms or conditions described in the Transfer Notice, provided that the Third Party agrees, in form and substance reasonably satisfactory to the other Shareholder, to be bound by the provisions of this Agreement to the same extent as if such Third Party were originally a party hereto. If the sale of the Transferring Shareholder's Shares is not completed within sixty (60) days of the date of the expiration of the options set out in
Section 10.6(c) above, then such Shares shall again become subject to the restrictions of this Agreement.

         (e) DELIVERY OF CERTIFICATES. At the closing of any sale of Shares pursuant to this Agreement, the Transferring Shareholder shall deliver to the transferee the Share certificate(s) for the Shares. The Shares being transferred shall be transferred free and clear of any lien or encumbrance, except for the provisions of this Agreement. The Parties shall require that the Joint Venture Company shall promptly effect the transfer of the Shares on its books upon any transfer in accordance with the provisions of this Agreement.

                                   SECTION XI
                              TERM AND TERMINATION

11.1 TERM. This Agreement shall be deemed effective as of the date hereof and shall remain in effect for as long as each of the JUSCO JV Shareholders and TSA JV Shareholders directly own Shares of the Joint Venture Company unless sooner terminated in accordance with Section 11.2.

11.2 TERMINATION. This Agreement may be terminated at any time.

BY TSA OR JUSCO, AS THE CASE MAY BE, IF:

         (a) The other Party shall materially default in the performance of any of the covenants, terms and conditions of this Agreement and shall fail to cure such default within sixty (60) calendar days after receipt of notice in writing from the terminating Party of such default, giving reasonable particulars of such default and of the intention of the Party serving the notice to terminate this Agreement unless such default is cured; provided, however, that if such default cannot reasonably be cured within sixty (60) calendar days, no termination shall occur so long as the Party against which default has been declared continues to use its best efforts to cure such default;

AUTOMATICALLY, IF:

         (b) Either Party shall be judicially declared bankrupt or insolvent, make an assignment for the benefit of, or enter into a compromise with, its creditors; initiate bankruptcy or insolvency proceedings of any kind or proceedings for the appointment of a receiver, manager, judicial manager or similar official with respect to it or any of its assets or become a party to dissolution proceedings; provided, however, that no termination shall occur if any such action is stayed, dismissed or reversed within sixty (60) calendar days of the initiation of such action and the subject Party provides satisfactory evidence of the same within such period.

BY TSA, IF:

         (c) The Fair Trade Commission of Japan raises any material objection to any provision of this Agreement or any of the Operative Documents and such objection affects the enforceability of this Agreement or any of the Operative Agreements or otherwise materially harms TSA's interest and such objection is not withdrawn or resolved within thirty (30) calendar days of receipt by TSA of written notice of the objection.

11.3 EFFECT OF TERMINATION UNDER SECTION 11.2(A) OR 11.2(C). Upon a termination of this Agreement under Section 11.2(a) or 11.2(c) and in addition to any other remedy as may be provided for in this Agreement or by law, the Party exercising the right of termination (which shall be TSA in the case of termination under Section 11.2(c)) shall have the right (but not the obligation) to purchase all (but not less than all) of the Shares then owned and held by the other Party or any of its direct or indirect wholly-owned or controlled subsidiaries by serving written notice to the other Party within thirty (30) calendar days of the date of termination. The price that a terminating Party (the "PURCHASER") shall pay for the Shares held by the other Party or any of its direct or indirect wholly-owned or controlled subsidiaries (the "SELLER"), in the event that the Purchaser acquires and elects to exercise a right to purchase the Shares of the Seller under this Section 11.3, shall be the Fair Market Value of the Shares held by the Seller determined in accordance with an Appraisal. The purchase price of the Shares purchased under this Section 11.3 must be paid in Japanese Yen in immediately available and freely transferable funds through a transfer of funds to a banking account to be designated at that time by the Seller to the Purchaser. The closing of any purchase and sale Shares under this Section 11.3 shall be completed within thirty (30) calendar days of the Parties' receipt of the final appraisal of the Shares. As a condition of closing, the Seller shall deliver to the Purchaser or its nominees the related share certificate(s) for these Shares. The Shares so delivered shall be duly endorsed and free and clear of any lien or encumbrance of any nature whatsoever.

11.4 EFFECT OF TERMINATION UNDER SECTION 11.2(B). Upon a termination of this Agreement under Section 11.2(b), the Parties agree that the Joint Venture Company shall be voluntarily dissolved and liquidated, provided that no dissolution and liquidation shall occur upon such a termination (or as otherwise provided in the Joint Venture Company's Articles of Incorporation) if the non-bankrupt holders of all of the remaining Shares elect to continue the existence of the Joint Venture Company, in which case the bankrupt holders shall vote with the non-bankrupt to approve such continuance (including any necessary amendment of the Articles of Incorporation to effect such continuance) and the non-bankrupt holders shall purchase all (but not less than all) of the Shares then owned by the bankrupt Party or any of its direct or indirect wholly-owned or controlled Subsidiaries by serving written notice to such Party and paying for such Shares in accordance with Section 11.3. As a part of a dissolution and liquidation, the non-bankrupt Party shall have the right (but not the obligation) to purchase all, but not less than all, of the assets of the Joint Venture Company at a price equal to the Fair Market Value thereof determined in accordance with an appraisal. The Party exercising its rights under this Section 11.4 shall do so by serving written notice to the other Party and the Joint Venture Company within thirty (30) calendar days after the date of termination. The closing shall be held within fortyfive (45) days of the Parties' receipt of the final appraisal of the assets of the Joint Venture Company unless otherwise agreed by the Parties. The purchase price of the assets purchased under this Section 11.4 must be paid in Japanese Yen in immediately available and transferable funds through a transfer of funds to a banking account to be designated at that time by the Joint Venture Company. As a condition to the closing, the Parties shall procure that the Joint Venture Company shall deliver to the Party exercising its rights hereunder such instruments of transfer as such Party may reasonably request, transferring the assets free and clear of any lien or encumbrance other than, with respect to real estate, encumbrances of record that do not materially interfere with the use of the property for the conduct of a retail store.

11.5 DEFINITIONS. For the purposes of this Section 11, the following terms shall have the meanings ascribed to them below:

         "Fair Market Value" of the (i) Shares held by the Seller means (A) the value of the Shares, considering the company as a going concern being sold as an entirety, taking into account net worth, past, present and prospective earnings and cash flow, market conditions and prices paid in previous acquisitions of similar businesses in Japan (without giving disproportionate weight to any one acquisition) multiplied by (B) a fraction, the numerator of which is the number of Shares held by the Seller and the denominator of which is the total number of Shares outstanding on a fully diluted basis (i.e., taking into account outstanding options, convertible debt and securities, etc.); and (ii) of the assets of the Joint Venture Company means the value of the assets of the Joint Venture Company, taken as a whole, considering the sale of all of such assets in a single transaction and on a going concern basis.

         "Appraisal" means the following procedure to determine Fair Market
Value: JUSCO and TSA shall each select an Appraiser, each at its own expense, within a thirty (30) calendar day period following the date on which a Party notified the other Party of its intent to exercise the right conferred upon the notifying Party under Section 11.3 or 11.4. If JUSCO or TSA fails to select an appraiser within the thirty (30) calendar day period, the Fair Market Value shall be the amount determined by the Appraiser selected by the other Party. The Appraisers selected by TSA and JUSCO each shall determine the Fair Market Value within a period of thirty (30) calendar days from the date of their selection. In the event of a difference of ten percent (10%) or less between the Fair Market Value determined by each Appraiser, the Fair Market Value shall be the average obtained by dividing (i) the sum of the Fair Market Value determined by the two Appraisers by (ii) two. However, in the event of a difference of more than ten percent (10%) between the Fair Market Value determined by each Appraiser, then JUSCO and TSA shall agree on the selection of a third Appraiser within ten (10) calendar days from the date the Appraisers selected by TSA and JUSCO render their valuations of the Fair Market Value as set forth above. If JUSCO and TSA fail to agree on the selection of the third Appraiser within the above ten (10) calendar day term, the third Appraiser shall be selected by the Appraisers selected by JUSCO and TSA. Upon its selection, the third Appraiser shall, within a period of sixty (60) calendar days from the date of its selection, select one of the two Fair Market Value amounts previously determined by the Appraisers. The expenses and other amounts to be paid to the third Appraiser shall be paid in equal parts by JUSCO and TSA. The decision of the third Appraiser shall in the absence of manifest error be conclusive evidence and binding upon the Parties, and there shall be no appeal from such decision.

         "Appraiser" means a major accounting firm or a major investment banking firm having substantial experience in the valuation of Japan enterprises similar in size and structure to the Joint Venture Company, other than the accountants or auditors of the Joint Venture Company.

         The Joint Venture Company shall disclose and make available to the Appraisers selected pursuant to this Section 11.5 all of the information regarding the operations and financial condition of the Joint Venture Company and its Subsidiaries, as may be requested by such Appraisers in order to conduct and conclude their Appraisals within the time periods set forth herein.

11.6 FAILURE TO PURCHASE UNDER SECTION 11.3 OR 11.4. If the Shares or assets as the case may be, fail to be purchased under Section 11.3 or 11.4 within the periods provided in such Sections, the TSA and JUSCO JV Shareholders shall take all steps necessary to dissolve the Joint Venture Company pursuant to applicable law and shall cooperate in good faith with each other for such purpose.

11.7 SURVIVAL. The termination of this Agreement for any reason shall not release either Party from its liability to pay any sums of money accrued, due and payable to the other Party or to discharge its then accrued and unfilled obligations. The non-competition obligations under Section 1.3, indemnification obligations under Section 4.5, confidentiality obligations under Section 12.1, governing law, arbitration and language provisions under Section 13.2 and the obligations of the Parties under this Section 11 are among the obligations and provisions which shall survive any termination of this Agreement.

                                   SECTION XII
                           CONFIDENTIALITY PROVISIONS

12.1 GENERAL CONFIDENTIALITY PROVISIONS/PUBLIC DISCLOSURE. Except as may be mutually agreed in writing between the Parties, neither JUSCO nor TSA shall, nor shall either of them permit any of its Related Companies, during the term of this Agreement or any time thereafter, except as may be required by stock exchange or securities law requirements in the U.S. or Japan, to: (i) disclose to third parties the terms and conditions of this Agreement or the other Operative Documents, except to those of its Related Companies, attorneys, accountants and other consultants who need to know the information for the purposes of operating the Joint Venture Company and carrying out transactions related thereto; or (ii) disclose to third parties (i.e. persons or entities other than TSA or JUSCO), any confidential or proprietary information obtained from the other Party or any Related Company of the other Party. Neither Party shall issue any press release or otherwise make any public disclosure concerning the details of the Operative documents and the carrying out of transactions related thereto without the written consent of the other Party unless required by law.

                                  SECTION XIII

                              ADDITIONAL COVENANTS

13.1 EXPENSES. Each Party shall bear its own expenses in connection with the transactions contemplated hereby.

13.2 GOVERNING LAW, ARBITRATION AND LANGUAGE.

         (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Japan. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby, shall be settled exclusively by arbitration in the State of Hawaii, U.S.A., in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect. The arbitration shall be heard before three arbitrators, one to be chosen by TSA, one to be chosen by JUSCO and the third to be chosen by those two arbitrators. The arbitration shall be final, binding on the Parties, not subject to any appeal, and shall deal with the question of costs of the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so. Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

         (b) The English language version of this Agreement and of the other Operative Documents shall control the rights, obligations and relationships of the Parties and the construction and interpretation of this Agreement and the other Operative Documents, and shall also be the controlling language for all future communications between the Parties concerning the Operative Documents. As to the Articles of Incorporation, the Japanese language version shall control.

13.3 NOTICES.

         (a) Any notice or request with respect to this Agreement shall be in writing and shall be delivered personally, by registered mail, or by airborne express courier, in each such case directed by each Party to the other, with evidence of transmission, to its respective addresses as follows:

         JUSCO:            JUSCO Co. Ltd.

                           1-5-1, 1 Chome
                           Nakase, Mihama-Ku
                           Chiba-Shi, Chiba Ken, 261 Japan
                           Tel:  (043) 212-6098
                           Fax:  (043) 212-6813
                           Attn: PRESIDENT AND REPRESENTATIVE DIRECTOR

         TSA:              The Sports Authority, Inc
                           3383 North State Road 7
                           Fort Lauderdale, Florida 33319  U.S.A.
                           Tel:  (954) 735-1701
                           Fax:  (954) 735-4944
                           Attn:  CHIEF EXECUTIVE OFFICER

         (b) Any notice or request shall be deemed to be given when actually received. Either Party, by written notice to the other Party, may change the address to which notices or requests shall be directed.

13.4 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and assigns, but neither the rights nor the obligations of either Party hereunder may be voluntarily assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld at the other Party's sole discretion.

13.5 SEVERABILITY; CONFLICT WITH ARTICLES OF INCORPORATION. If any term or provision of this Agreement is held to be unenforceable or in conflict with any law or regulation of any kind, either by arbitration as provided herein or by court of law with competent jurisdiction, then this Agreement, except for such part or parts thereof, shall continue to be in full force and effect, provided, however, that such remaining terms and provisions of this Agreement shall be construed to reflect the original intent of the Parties and remain as a workable instrument for the purposes of carrying out the original intentions of the Parties. In the event of any conflict between the provisions of this Agreement and the Articles of Incorporation of the Joint Venture Company, the provisions of this Agreement shall prevail.

13.6 ENTIRE AGREEMENT. The Operative Documents constitute the complete and final agreement between the Parties with respect to the subject matter hereof and supersede all previous negotiations, agreements, commitments and understandings, whether written or oral.

13.7 AMENDMENT; WAIVER. The provisions hereof may not be amended, waived, modified or superseded except by an instrument in writing signed by a duly authorized officer or representative of each of the Parties.

13.8 ACTION OF THE JOINT VENTURE COMPANY. Each Party agrees to take all such steps as lie within its power, and to cause its respective JV Shareholder and the members of the Board that it appoints to take such steps as lie within their power, including, but not limited to, the exercise of voting rights in the Joint Venture Company and all Subsidiaries, to make certain that the Joint Venture Company and all Subsidiaries take all such action as may be necessary to effectuate the terms of the Operative Documents.

13.9 HEADINGS. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

13.10 PREPARATION FOR BEING LISTED AS A PUBLIC COMPANY. The Parties agree on the business strategy to have the Joint Venture Company become a public company (either listed on a stock exchange or traded in the over-the-counter market) as soon as it is practical and economically favorable. The Parties acknowledge that certain provisions in certain agreements and other legal documents including the Operative Documents and Articles of Incorporation may be in conflict and inapplicable for a public company under the applicable Japanese laws, rules and regulations (including any rules established by relevant stock exchanges). Thus, the Parties agree to cooperate in good faith and discuss in good faith the revision, modification and/or elimination of such provisions following a resolution by the Board of the Joint Venture Company to cause the Joint Venture Company to become a public company.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written by its duly authorized officer or officers.

THE SPORTS AUTHORITY, INC.                 JUSCO CO. , LIMITED

By:_________________________               By:_________________________
   Name: Martin E. Hanaka                     Name: Takuya Okada
   Title: Chairman and CEO                    Title: Chairman and CEO